Exhibit 19

NETWORK-1 TECHNOLOGIES, INC.

INSIDER TRADING POLICY

1.             INTRODUCTION

"Insider trading" refers generally to buying or selling a security, in breach of a fiduciary duty or other relationship of trust and confidence, while in possession of material, nonpublic information about the security. Insider trading violations may also include "tipping" such information, securities trading by the person "tipped," and securities trading by those who misappropriate such information.

The scope of insider trading violations can be wide reaching. The Securities and Exchange Commission (the "SEC") has brought insider trading cases against corporate officers, directors, and employees who traded the company’s securities after learning of significant, confidential corporate developments; friends, business associates, family members, and other "tippees" of such officers, directors, and employees who traded the securities after receiving such information; employees of law, banking, brokerage, and printing firms who were given such information in order to provide services to the company whose securities they traded; government employees who learned of such information because of their employment by the government; and other persons who misappropriated, and took advantage of, confidential information from their employers.

Consequently, an "insider" can include officers, directors, major stockholders, employees, and consultants of an entity whose securities are publicly traded. In general, an insider must not trade for personal gain in the securities of that entity if that person possesses material, nonpublic information about the entity. In addition, an insider who is aware of material, nonpublic information must not disclose such information to family, friends, business or social acquaintances, employees or consultants of the entity (unless such employees or consultants have a position within the entity giving them a clear right and need to know), and other third parties. An insider is responsible for assuring that his or her family members comply with insider trading laws. An insider may make trades in the market or discuss material information only after the material information has been made public.

If securities transactions by insiders ever become the subject of scrutiny, they are likely to be viewed after-the-fact with the benefit of hindsight. As a result before engaging in any transaction an insider should carefully consider how his or her transaction may be construed in the bright light of hindsight. In the event of any questions or uncertainties about this Policy, please consult with Sam Schwartz, Esq. of Samuel I. Schwartz, P.C., counsel to the Company (“Counsel”).

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2.             PENALTIES; SANCTIONS

General. Violation of the prohibition on insider trading can result in a prison sentence and civil and criminal fines for the individuals who commit the violation, and civil and criminal fines for the entities that commit the violation.

Network-1 Technologies, Inc. (the "Company") can be subject to a civil monetary penalty even if the directors, officers or employees who committed the violation concealed their activities from the Company.

Criminal Penalties. The maximum prison sentence for an insider trading violation is now 20 years. The maximum criminal fine for individuals is now $5,000,000, and the maximum fine for non-natural persons (such as an entity whose securities are publicly traded) is now $25,000,000.

Civil Sanctions. Persons who violate insider trading laws may become subject to an injunction and may be forced to disgorge any profits gained or losses avoided. The civil penalty for a violator may be an amount up to three times the profit gained or loss avoided as a result of the insider trading violation.

The Company (as well as other natural or non-natural persons who are deemed to be controlling persons of the violator) faces a civil penalty not to exceed the greater of $1,000,000 or three times the profit gained or loss avoided as a result of the violation if the Company knew or recklessly disregarded the fact that the controlled person was likely to engage in the acts constituting the insider trading violation and failed to take appropriate steps to prevent the acts before they occurred.

In addition, persons who traded contemporaneously with, and on the other side of, the insider trading violator may sue the violator and the controlling persons of the violator to recover the profit gained or loss avoided by the violator.

SEC Monetary Awards/Whistleblowers. The SEC is offering monetary awards to persons who provide information leading to the imposition of a civil penalty from an SEC enforcement action in which in excess of $1.0 million in sanctions is ordered.

3.             POLICY STATEMENT

Illegal insider trading is against the policy of the Company. Such trading can cause significant harm to the reputation for integrity and ethical conduct of the Company. Individuals who fail to comply with the requirements of this Insider Trading Policy are subject to disciplinary action at the sole discretion of the Company, including dismissal for cause.

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4.             WHO IS SUBJECT TO THIS POLICY?

This Policy applies to all:

•	Members of the Company’s Board of Directors;
•	Officers and employees of the Company and its subsidiaries;
•	Consultants to the Company and its subsidiaries who have access to material nonpublic information (“Consultants”);
•	Immediate family members (i.e. spouses, siblings, parents, children, stepchildren and in-laws) of directors, officers, employees and Consultants (“Family Members”);
•	People living in the same residence as any director, officer, employee or Consultant, regardless of relationship (“Co-Habitants”); and
•	Persons or entities controlled by a director, officer, employee or Consultant, including corporations, partnerships or trusts (“Controlled Parties”).

All of the aforementioned are referred to herein as “Insiders”.

It is important to understand that you are responsible for violations of this Policy by your Family Members, Co-Habitants and Controlled Parties. You are responsible for ensuring that they are aware of the provisions of this Policy and the need to confer with you before trading in any Company securities.

5.             WHAT SECURITIES ARE COVERED BY THIS POLICY?

This Policy applies to any of the Company’s securities, including but not limited to, common stock, preferred stock, stock options, warrants, convertible debentures and derivative securities such as exchange-traded put or call options or swaps (collectively. “Securities”). This Policy also applies to the Securities of any other company about which you have obtained material nonpublic information in the course of performing work for the Company.

6.             WHAT TRANSACTIONS ARE RESTRICTED BY THIS POLICY?

No director, officer, employee or Consultant of the Company (or their Family Members, Co-Habitants or Controlled Parties) who is aware of material nonpublic information related to the Company may, directly or indirectly:

1.	Engage in transactions in the Company’s Securities (whether for their own account or for the account of another);
2.	Recommend that another person engage in transactions in the Company’s Securities (sometimes known as “tipping”);

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3.	Disclose material nonpublic information to anyone who does not have a legitimate business reason for receiving such information (and then, such disclosure may only be made pursuant to the Company’s policies regarding the disclosure of confidential information); or
4.	Assist anyone in engaging in the above activities.

In addition, no person who becomes aware of material nonpublic information about another company in the course of performing work for the Company may engage in any of the activities listed above with respect to the securities of such other company.

Certain individuals may, from time to time, be subject to additional restrictions. These restrictions are described below under the headings “Blackout Periods and Trading Windows”.

In addition, certain speculative transactions are discouraged or prohibited due to their increased risk for abuse or the potential appearance of improper conduct. A discussion of these types of transactions can be found below under the heading “Special and Prohibited Transactions.”

The only exceptions to this Policy are those specifically described below. If you have any questions about whether a proposed transaction is subject to, or permitted under, the Policy, please contact Counsel.

7.             WHAT IS MATERIAL NONPUBLIC INFORMATION?

Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. There is no easy test for determining materiality – the analysis is based on an assessment of all of the relevant facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. Questions concerning whether nonpublic information is material can be directed to Counsel. While it is not possible to define all categories of material information, some examples of information that generally may be regarded as material are:

•	Developments in legal proceedings involving the Company;
•	A pending or proposed acquisition or disposition of patents by the Company;
•	A pending or proposed merger, acquisition, joint venture or tender offer;
•	A Company restructuring;
•	A change in dividend policy, the declaration of a stock split, or an offering of additional securities;
•	Major financings or borrowings;
•	A notification that the auditor’s reports may no longer be relied upon;

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•	Changes in accounting methods and write-offs; and
•	Any substantial change in industry circumstances or competitive conditions that could significantly affect the Company’s or another company’s earnings or future.

Trading based on or disclosing material information is only prohibited when such information has not been widely disseminated to the public. Information generally will be considered to have been widely disseminated if it has been disclosed through a press release, national news service or newspaper or through a public filing with the SEC, for example, on Form 8-K, Form 10-K or Form 10-Q.

There are two important points to consider when determining whether information has been made public. First, information will not be considered public merely because it is available to the general public. The mere fact that information is posted on the Company’s website may not be sufficient to determine that such information is “public” unless the information is also widely disseminated via one of the methods discussed above. Second, the investing public must have had time to absorb the information before it is considered to be widely disseminated. Generally, this means that information will not be considered public until the second business day after it is announced.

You should be particularly careful not to engage in activities that may result in the inadvertent disclosure of material nonpublic information. This could include speaking with members of the press about Company activities (unless specifically authorized to do so) or participating in industry conferences where the Company, its business or stock are being discussed. If you believe that you may have disclosed material nonpublic information you should contact Counsel immediately to determine the best course of corrective action.

8.             BLACKOUT PERIODS AND TRADING WINDOWS

We refer to the periods when the trading window is closed as “blackout periods”. Unless specifically authorized by Counsel, Insiders (and their Family Members, Co-Habitants and Controlled Parties) are not permitted to trade in Company Securities during blackout periods. Regular quarterly blackout periods will begin on the first day of the month following the end of each fiscal quarter and end two trading days after the release of the Company’s quarterly or annual financial results. Counsel may shorten or extend the regular black-out period depending on circumstances.

In connection with other significant events (such as a litigation settlement), Counsel may determine that it is appropriate to impose additional blackout periods, or to extend the regular quarterly blackout periods with respect to some or all of the persons designated as Insiders. Additionally, during any period in which the Company has announced, but has not yet completed, a strategic transaction (such as a merger, a purchase or sale of material assets or other similar events) designated Insiders will be prohibited from engaging in transactions with respect to the Securities of the other party or parties to the strategic transaction.

Prior to the beginning of any additional blackout period, all Insiders who are restricted during such period will be notified via email of the expected duration of the blackout period. Please remember that, while the Company will attempt to provide you with advance notice of the beginning of a

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blackout period, it may be necessary to impose a blackout period on very short notice and the Company reserves the right to do so at anytime. The existence of a blackout period should be treated as confidential information of the Company and should not be disclosed, except as necessary to comply with this Policy.

It shall be noted that even during a trading window any person possessing material nonpublic information should not engage in transactions in the Company’s securities until the second trading day following the date of public disclosure of such material nonpublic information whether or not the Company has recommended a suspension of trading to that person.

In addition to the other restrictions set forth in this Policy, no member of the Company’s Board of Directors nor any officer required to file Forms 3 or 4 pursuant to Section 16 of the Exchange Act (each, a “Section 16 Person”) (including such person’s Family Members, Co-Habitants and Controlled Parties) may engage in any transaction involving Company Securities without first obtaining pre-clearance from Counsel unless such transaction is pursuant to a pre-approved Trading Plan (as defined below). A request for pre-clearance should be submitted to Counsel in writing at least two (2) business days in advance of the proposed transaction. Counsel is under no obligation to approve a proposed transaction. If pre-clearance is denied, the Section 16 Person must not initiate any transaction in Company Securities and may not disclose the denial of such pre-clearance. If pre-clearance is approved, the Section 16 Person must execute the transaction in form and content acceptable to Counsel and must complete the proposed transaction within 5 trading days after receiving approval (subject to no new black-out being imposed during such 5 trading day period).

This pre-clearance requirement applies to all transactions by Section 16 Persons except for transactions executed pursuant to an approved Trading Plan.

9.             EXCEPTIONS TO THE POLICY

The follow transactions are exempt from the restrictions of this Policy:

Option Exercises

The exercise of your Company stock options (either by cash or on a net exercise basis) is not subject to the restrictions set forth in this Policy, where no Company stock is sold in the market to fund the option exercise. However, the sale of any shares acquired pursuant to an option exercise, including the sale of any shares that would be required in connection with a broker-assisted cashless exercise, are subject to the restriction set forth in this Policy.

Gifts of Securities

Gifts of Company Securities are not subject to the restrictions set forth in this Policy.

Approved 10b5-1 Trading Plans

Rule 10b5-1 of the Exchange Act of 1934, as amended (the “Exchange Act”), provides a defense against insider trading liability for persons who have entered into a trading plan which meets certain requirements (a “Trading Plan”). Generally, a Trading Plan must be a binding contract to

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purchase or sell securities, must be entered into when you are not aware of any material nonpublic information and, if you are an Insider, during an open trading window) and must either (i) specify the amount, price and date of the transaction, (ii) provide a formula or other objective criteria for determining the amount, price and date of the transactions, or (iii) delegate discretion of these matters to an independent third party. Any modification or termination of an existing Trading Plan is also subject to the requirements described above.

Any Insider who wishes to enter into, modify or terminate a Trading Plan is required to submit the Trading Plan (or the amendment or termination) to Counsel for approval. While the Company will review a Trading Plan for compliance with this Policy, approval of such Trading Plan does not constitute legal advice and does not relieve you from ensuring that any transactions entered into under the Trading Plan fully comply with any and all securities laws.

Frequent amendment or entry into and then terminating multiple Trading Plans is discouraged, as it can be perceived as a method to circumvent the restrictions of this Policy and the securities laws. Instead, amendment to or termination of Trading Plans should be done to address your legitimate liquidity and other financial needs.

10.          SPECIAL AND PROHIBITED TRANSACTIONS

The Company has determined that certain types of speculative transactions may present heightened legal risks and the potential for the appearance of improper conduct. Therefore, it is the Company’s policy to prohibit or discourage the following types of transactions.

Short Sales

Short sales of the Company’s Securities (i.e. the sale of a security that you do not own) may evidence an expectation that the Securities will decline in value and have the potential to signal to the market that you lack confidence in the Company’s prospects. In addition, short sales may be viewed as reducing your incentive to seek to improve the Company’s performance. For these reasons, short sales of the Company’s Securities are prohibited.

Publicly Traded Options

Given the relatively short term of publicly traded options, including put options, call options and other derivative securities, these types of transactions may create the appearance that you are trading based on material nonpublic information and may focus your attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, these types of transactions are prohibited.

Hedging Transactions

Hedging or monetization transactions can be accomplished through a number of mechanisms, including the use of financial instruments such as a prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit an individual to continue to own Company securities obtained through employee benefits plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the individual may no longer have the same objectives as the Company’s other shareholders. For these reasons, hedging transactions are prohibited.

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Margin Accounts and Pledged Securities

Securities held in margin accounts as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because such a sale may occur at a time when you are aware of material nonpublic information or are otherwise prohibited from trading in Company Securities, holding Securities in margin accounts and pledging Securities are prohibited.

Standing and Limit Orders

Standing and limit orders create heightened risks for insider trading violations because there is no control over the timing of the purchases or sales and, as a result, the broker may execute the transaction when you are aware of material nonpublic information. For this reason, we discourage the use of standing or limit orders of Company Securities. If you determine that you must use a standing or limit order, it should be of limited duration and should otherwise comply with the restrictions set forth in this Policy.

11.          HANDLING OF INFORMATION

The Company's records must always be treated as confidential. Items such as interim and annual financial statements, nonpublic information regarding the Company’s intellectual property and similar information are proprietary (that is, information pertaining to and used exclusively by the Company), and proprietary information must not be disclosed or used for any purpose other than for Company business. All Company policies and procedures designed to preserve and protect confidential information must be strictly followed at all times.

No director, officer or employee of the Company shall at any time make any recommendation or express any opinion as to trading in the Company's securities.

Information learned about other entities in a special relationship with the Company, such as acquisition negotiations, is confidential and must not be given to outside persons without proper authorization.

All confidential information in the possession of a director, officer or employee is to be returned to the Company at the termination his or her relationship with the Company.

If you are aware of material nonpublic information when you cease to be a director, employee or Consultant subject to this Policy you may not trade in Company Securities until that information has become public or is no longer material. If you have questions about whether information is still material or nonpublic after your termination please contact Counsel.

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12.          INVESTIGATIONS; SUPERVISION

If any person subject to this Insider Trading Policy has reason to believe that material, nonpublic information of the Company has been disclosed to an outside party without authorization, that person should report this to the Counsel immediately.

If any person subject to this Insider Trading Policy has reason to believe that an insider of the Company or someone outside of the Company has acted, or intends to act, on inside information, that person should report this to the Counsel immediately.

If it is determined that an individual maliciously and knowingly reports false information to the Company with intent to do harm to another person or the Company, appropriate disciplinary action will be taken according to the severity of the charges, up to and including dismissal. All such disciplinary action will be taken at the sole discretion of the Company.

13.          LIABILITY OF THE COMPANY

The adoption, maintenance and enforcement of this Insider Trading Policy is not intended to result in the imposition of liability upon the Company for any insider trading violations where such liability would not exist in the absence of this Insider Trading Policy.

This Policy is effective on December 7, 2016 and continues in effect until altered or revoked by the Board of Directors and supersedes any previous policy of the Company concerning insider trading.

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CONFIRMATION

[To be signed by members of the Board of Directors and Company Executive Officers, Employees and Designated Consultants]

I HEREBY ACKNOWLEDGE THAT I HAVE RECEIVED, HAVE READ AND UNDERSTAND THE FOREGOING POLICIES OF THE COMPANY.

Date:
Signature

Print Name

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EXHIBIT A

Submitted Pursuant to:

NETWORK-1 TECHNOLOGIES, INC. INSIDER TRADING POLICY

PRE-CLEARANCE TRADING APPROVAL FORM

I, ___________________________________________ (name), seek pre-clearance to engage in the transaction described below:

Acquisition or Disposition (circle one)

Name:

Account Number:

Date of Request:

Amount or # of Shares:

Broker:

I, ____________________________ , hereby certify that (i) I am not in possession of any "material nonpublic information" concerning the Company as defined in the Company's Insider Trading Policy. I understand that if I trade while possessing such information or in violation of such trading restrictions, I may be subject to severe civil and/or criminal penalties, and may be subject to discipline by the Company up to and including termination for cause.

Signature: _____________________________ Print Name: _______________________

Approved or Disapproved (circle one)

Date of Approval: ___________________________

Signature: _____________________________ Print Name: _______________________

Compliance Officer/Counsel Approval: _____________________________

If approval is granted, you are authorized to proceed with this transaction for immediate execution, but only within the current trading window period for all directors, officers (those required to make filings under Section 16 of the Securities Exchange Act of 1934), employees and designated consultants.

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